Exhibit 10.1

ALLAKOS INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Effective May 24, 2024)

Allakos Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2018 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of any equity or cash payments such Outside Director receives under this Policy.

This Policy was adopted, approved and became effective on May 24, 2024 (the “Effective Date”).

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $47,500. There are no per‑meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

As of the Effective Date, each Outside Director who serves as the chairman of the Board or the chairman or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board: $30,000

Chair of Audit Committee: $15,000

Member of Audit Committee: $10,000

Chair of Compensation Committee: $10,000

Member of Compensation Committee: $7,500

Chair of Research and Clinical Development Committee: $10,000

Member of Research and Clinical Development Committee: $7,500

Chair of Corporate Governance and Nominating Committee: $8,000

Member of Corporate Governance and Nominating Committee: $5,000

For clarity, each Outside Director who serves as the chairman of a committee will not receive the additional annual fee as a member of the committee. All cash payments to nonemployee Directors will be paid quarterly in arrears on a prorated basis.

2.
Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section 2 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)
Initial Option. Each person who first becomes an Outside Director on or following the Effective Date will be granted Nonstatutory Stock Options equal to $77,000 of fair value based on the 30-day moving average prior to the grant date with any fractional award from such fair value rounded down to the nearest whole option (the “Initial Option”), provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Option. The Initial Option will be granted no later than the date of the first Board or Compensation Committee of the Board (the “Compensation Committee”) meeting occurring on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.
(b)
Annual Option. On the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”), each Outside Director will be automatically granted Nonstatutory Stock Options equal to $38,000 of fair value based on the 30-day moving average prior to the grant date with any fractional award from such fair value rounded down to the nearest whole option (an “Annual Option”).
(c)
No Discretion. No person will have any discretion to select which Outside Directors will be granted an Initial Option or Annual Option under this Policy or to determine the number of Shares to be covered by such Initial Option or Annual Option, as applicable (except as provided in Sections 5 and 7 below).
(d)
Terms. The terms and conditions of each Initial Option or Annual Option will be as follows:
(i)
Subject to Section 14 of the Plan and Section 2(e) of this Policy, each Initial Option will vest as to 1/36th of the Shares subject to the Initial Option each month following the commencement of the applicable Outside Director’s service as an Outside Director (the “Vesting Commencement Date”) on the same day of the month as the Vesting Commencement Date (or if there is no corresponding day on the last day of the month), in each case subject to the Outside Director remaining a Service Provider through such date.
(ii)
Subject to Section 14 of the Plan and Section 2(e) of this Policy, each Annual Option will become fully vested on the earlier of (i) the one-year anniversary of the date of grant of such Annual Option or (ii) the date of the next Annual Meeting that occurs following the grant of such Annual Option, in each case subject to the Outside Director remaining a Service Provider through such date.
(iii)
The term of each Initial Option and Annual Option granted under the Policy will be ten years, subject to earlier termination as provided in the Plan.
(iv)
Each Initial Option and Annual Option granted under the Policy will have an exercise price per Share equal to 100% of the Fair Market Value per Share on the grant date.
(v)
Change in Control. In the event of a Change in Control, all of an Outside Director’s outstanding Awards (including his or her Initial Option and his or her Annual Options, as applicable) will become fully vested and exercisable (if applicable) immediately prior to such Change in Control.
3.
Travel Expenses

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

4.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.
Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.
Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

7.
Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.